Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Relations: Michael Chao, (303) 404-1820, mchao@vailresorts.com

Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Announces General Counsel Fiona Arnold to Resign

BROOMFIELD, COLO. — July 26, 2013—Today, Vail Resorts, Inc. (NYSE: MTN) announced the resignation of Fiona Arnold, executive vice president and general counsel, to be effective upon the hiring of her successor.  Ms. Arnold joined the company in 2006 and has been general counsel since April 2007.

“Fiona has been an integral part of the success of Vail Resorts over the past seven years, both as general counsel and as part of the senior leadership team of the Company,” said Rob Katz, chairman and chief executive officer. “Under her leadership, the Company made tremendous strides in its legal, risk, governance and compliance efforts and she leaves behind an organization operating at the highest level in all of these critical areas. On behalf of the entire Vail Resorts Board of Directors, I want to express our deepest appreciation for all of her contributions and wish her nothing but success for the future.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

###